    As filed with the Securities and Exchange Commission on October 24, 2000

                                                 Registration No. 333-48484
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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                ---------------

                              Amendment No. 1

                                    to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                ---------------
                               ONI SYSTEMS CORP.
             (Exact name of Registrant as specified in its charter)
                                ---------------
        Delaware                    3661                    77046-9657
     (State or other      (Primary standard industrial   (I.R.S. employer
     jurisdiction of      classification code number)   identification no.)
    incorporation or
      organization)             ---------------
                               ONI Systems Corp.
                             166 Baypointe Parkway
                        San Jose, California 95134-1621
                                 (408) 965-2600
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
                                 HUGH C. MARTIN
                President, Chief Executive Officer and Chairman
                               ONI Systems Corp.
                             166 Baypointe Parkway
                        San Jose, California 95134-1621
                                 (408) 965-2600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                   Copies to:
        HORACE L. NASH, ESQ.                      JOHN L. SAVVA, ESQ.
      RICHARD L. DICKSON, ESQ.                    PATRICK BROWN, ESQ.
         DAVID A. BELL, ESQ.                      Sullivan & Cromwell
         JOSHUA N. SUN, ESQ.                     1870 Embarcadero Road
         Fenwick & West LLP                Palo Alto, California 94303-3308
        Two Palo Alto Square                        (650) 461-5600
     Palo Alto, California 94306
           (650) 494-0600
                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-48484
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
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
                                                         Proposed Maximum
 Title of Each Class of    Amount       Proposed Maximum    Aggregate       Amount of
    Securities to be        to be        Offering Price      Offering      Registration
       Registered        Registered        Per Share          Price            Fee
---------------------------------------------------------------------------------------
5% Convertible
 Subordinated Notes due
 2005................... $57,500,000(1)       100%         $57,500,000(1)    $15,180
---------------------------------------------------------------------------------------
Common Stock, $0.0001
 par value..............     (2)              --                --             (3)

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(1) Estimated solely for the purpose of computing the amount of the registration fee. Includes $7,500,000 principal amount at maturity of notes to cover the over-allotment option.
(2) Such indeterminate number of shares of Common Stock as shall be required for issuance upon conversion or redemption of the Notes being registered hereunder.
(3) No additional consideration will be received for the Common Stock and, therefore, no registration fee is required pursuant to Rule 457(i).

                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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


                             EXPLANATORY NOTE

   The purpose of this Amendment No. 1 is solely to file an exhibit to the Registration Statement as set forth below in Item 16(a) of Part II.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following exhibits are filed herewith:

      Number                             Exhibit Title
      ------                             -------------
      5.01*    Opinion of Fenwick & West LLP regarding the legality of the securities being registered.
      5.02     Opinion of Winthrop, Stimson, Putnam & Roberts regarding the legality of the securities being registered.
     23.01*    Consent of Fenwick & West LLP (included in Exhibit 5.01).
     23.02*    Consent of KPMG LLP, independent auditors.
     23.03*    Consent of KPMG LLP, independent auditors.
     24.01**   Power of Attorney (see signature page to Registration Statement,
               File No. 333-46794).

--------

 * Previously filed.

** Incorporated herein by reference to the exhibit filed with Registrant's
   Registration Statement on Form S-1 (Commission File No. 333-46784).

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 24th day of October, 2000.

                                          ONI SYSTEMS CORP.

                                                     /s/ Hugh C. Martin
                                          By: _________________________________
                                                       Hugh C. Martin
                                                 President, Chief Executive
                                                        Officer and
                                                   Chairman of the Board


   Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                 Name                            Title                   Date
                 ----                            -----                   ----

Principal Executive Officer:

        /s/ Hugh C. Martin             President, Chief Executive  October 24, 2000
______________________________________  Officer and Chairman of
            Hugh C. Martin              the Board

Principal Financial Officer and
 Principal Accounting Officer:

        /s/ Chris A. Davis             Executive Vice President,   October 24, 2000
______________________________________  Chief Financial and
            Chris A. Davis              Administrative Officer

Additional Directors:

                  *                    Director                    October 24, 2000
______________________________________
           Matthew W. Bross

                  *                    Director                    October 24, 2000
______________________________________
           Kevin R. Compton

                  *                    Director                    October 24, 2000
______________________________________
          Jonathan D. Feiber

                  *                    Director                    October 24, 2000
______________________________________
           James F. Jordan

                  *                    Director                    October 24, 2000
______________________________________
          Gregory B. Maffei

       /s/ Chris A. Davis
*By: ____________________________
        Attorney-in-Fact

                                 EXHIBIT INDEX

   The following exhibits are filed herewith:

     Number                         Exhibit Title
     ------                         -------------
      5.02  Opinion of Winthrop, Stimson, Putnam & Roberts regarding the legality of the securities being registered.